Development of Vigabatrin (Racemic Mixture) Film-Coated Tablets Leading
to the Manufacture of Clinical Trial Materials to Support a Phase II Study

CPP Contact:	Patrick J. McEnany, Chief Executive Officer
Catalyst Pharmaceutical Partners
220 Miracle Mile, Suite 234
Coral Gables, FL 33134

Phone:	(305) 529-2522
Fax:	(305) 529-0933
Email:	mcenanv@bellsouth.net

PII Contacts:	Tammy Bryan, Associate Director, Business Development
David Fidler, Director Project Management
Pharmaceutics International, Inc.
10819 Gilroy Road
Hunt Valley, MD 21031

Corporate Phone:	(410) 584-0001 ext. 239 (TB)
(410) 584-0001 ext. 156 (DF)
Corporate Fax:	(410) 584-0007
Email:	tbryan@pharm-int.com / dfidler@pharm-int.com
Project number: 12CAT01
The proposal is split into three sections:
(A) Project Definition and Scope
(B) Costs
(C) Legal and Signatures
(A) Project Definition and Scope
Catalyst Pharmaceutical Partners (CPP) requires PII (Pharmaceutics International, Inc.) to develop the formulation, perform scale-up and manufacture Clinical Trial Materials (CTM) to support a Phase II Study for Vigabatrin tablets. PII will manufacture 100,000 tablets of Vigabatrin tablets (250 mg, 300 mg, 500 mg or 750 mg strength), the ultimate strength and color to be determined by CPP. CPP filed the IND for vigabatrin in the treatment of cocaine addiction on December 1, 2004 and has been accepted by the FDA.
CPP plans to conduct an approximate 100 patient multi-center double-blind, placebo controlled Phase II study using the CTM developed by PII under this agreement. This study may in fact be the “pivotal” study for the NDA.
The product needs to be completely bioequivalent to Sabril (per FDA’s minutes-ATTACHED) and contain exact excipients per the Sabril Canadian monograph.

12CAT01.04	May 10, 2006	Page 1 of 22

“Product” in Section C refers to Vigabatrin.
The documentation for PII’s activities will be complete, accurate and suitable for submission to or review by regulatory authorities in the event CPP submits an application for marketing for a dosage form developed by PII.
CPP has the right to audit PII at reasonable times and in a reasonable manner. PII will be required to notify CPP of any inspection by FDA or other regulatory authorities, any observations or other communications, and PII’s response. CPP will be notified of any inspection relating to the CPP project immediately, and will have the right to participate in the inspection and review any responses. Neither PII, nor any of it’s subcontractors use the services of any individual that has been debarred.
Vigabatrin drug substance should be stored at controlled room temperature (15C -30C) protected from moisture.
CPP will supply:
•	API — Vigabatrin with Certificate of Analysis (C of A) and Material Safety Data Sheet (MSDS)

•	Reference standard and impurities

•	Technical data package, if any

•	Quantitative formulation

•	Product samples of the Sabril 500 mg tablet (10) and 500 mg sachet, C of A, MSDS

•	Analytical methods for API and drug product with validation package, if available

•	Safety Information (for NCEs): Investigator’s Brochure or Summaries of Pre- clinical safety/activity data, where available, including:
•	Safety Pharmacology Studies

•	Mutagenicity Studies (eg. AMES test)

•	Non-GLP and/or GLP acute and sub-chronic/chronic toxicity trials in any species

•	Pharmacology Summary

•	Teratogenicity Studies
PII will order and invoice to CPP at cost plus 10%:
•	Excipients

•	Packaging components — HPDE bottles

•	Analytical columns

12CAT01.04	May 10,2006	Page 2 of 22

•	Tooling
PII Services:
1.	Materials: PII will order sufficient materials for all activities in this proposal. PII will use stock excipients where possible and will bill for materials and testing at the completion of this contract.
1.1	Vigabatrin — PII will receive with C of A and perform ID testing.
1.1.1	Description.

1.1.2	Identification by IR (USP <197K>).

API usage table:

Cleaning method development and validation	5gm
Preformulation activities for dissolution, API characterization and tablet compaction properties	600 gm
Formulation Development — 2 prototypes x 10,000 batch sizes	5.0 Kg
Feasibility Batch Size of 100,000 tablets	50.0 Kg
CTM batch size of 100,000 tablets	50.0 Kg
Analytical method development and validation for dissolution, assay and related substance	5-10gm
Subtotal	105.61 Kg
Overage-30%	33.4 Kg
Total	109.01 Kg *

*	Based on 500 mg strength
1.2	Excipients — PII will receive and perform all appropriate testing, including ID testing.
•	Magnesium Stearate (Lubricant)

•	Ac-Di-Sol or Sodium Starch Glycolate (Disintegrant)

•	Colloidal Silicon Dioxide

•	Microcrystalline Cellulose (Avicel PHI01)

•	Colorcon Opadry Film Coating Materials (to be confirmed)

•	Cab-O-Sil (Glidant)

NOTE: Excipients may be adjusted based on initial studies

12CAT01.04	May 10,2006	Page 3 of 22

1.3	Packaging components — PII will receive on C of C and perform ID release testing.
•	HDPE bottles

•	Child Resistant Closures
2.	Pre-formulation
2.1	PII will review CPP supplied information including purity profiles, process related degradants, and related substances of API.

2.2	PII will perform the following studies on the API:
•	Bulk / Tap Density

•	Flow

•	Screen Analysis

•	Appearance

•	Hygroscopicity at 25°C/60%RH (6 hours, 24 hours, 48 hours)
2.3	Tablet compaction properties (neat API with lubricant)
3.	Formulation Development — Two (2) prototype batch sizes up to 10,000 film- coated tablets (5.0 kg API)
3.1	PII will review the technical data package supplied by CPP and prepare a development protocol to be authorized by CPP prior to initiation of formulation activities. CPP will provide quantitative formulation prior to the start of the development activities.

3.2	PII will develop (2) prototypes (batch sizes of up to 10,000 tablets).

3.3	The first prototype batch will be a batch of core tablets at the smallest reasonable scale (approximately 3,000 tablets) needed to determine the compression characteristics and compression parameter ranges. (The core tablet formula will be composed of Vigabatrin, Avicel PH101 (or equivalent), Ac-Di-Sol (or equivalent), Cab-O-Sil (or equivalent), and magnesium Stearate.

3.4	The second prototype batch will be a batch to optimize process and coating parameters.

3.5	The prototypes will be packaged in HPDE bottles of 100 count.

3.6	The prototypes will be tested for the following in-process tests:

12CAT01.04	May 10, 2006	Page 4 of 22

3.6.1	Tablet properties (hardness, thickness, weight and friability)

3.6.2	Bulk and Tap Density / Flow

3.6.3	Sieve Analysis
3.7	The prototypes will be tested for the following finished product tests:
3.7.1	Physical Appearance

3.7.2	Assay and related substances

3.7.3	Dissolution Profile

3.7.4	Moisture -KF

3.7.5	Hardness Profile
3.8	Prototypes will be placed on accelerated stability at 40°C/75% RH and will be tested at 1, 2 and 3 months for dissolution profile and assay and related substances.

Condition	Initial	1 Month	2 Months	3 Months
40°C/75%RH	X	X	X	X
25°C/60%RH		0	0	0

0-Optional
*Note: The formulation development for CPP’s Vigabatrin equivalent to Sabril shall be owned exclusively by CPP.
4.	Manufacture of Feasibility / Scale-up Batches — One (1) active batch size up to 100,000 Vigabatrin 250 mg or 500 mg film-coated tablets (50.0 kg API) and one (1) placebo batch size up to 10,000 tablets
4.1	Materials: See Section 1.1 & 1.2

4.2	PII will develop a matching placebo based upon the data obtained in Section 3. Per CPP the placebo will be of the same physical dimension as the active tablet. The run weight does not need to match the run weight of the active tablet and is at PII’s discretion. The physical appearance and size are the critical design parameters for the placebo tablets.

4.3	PII will prepare Batch Records that will be used for the manufacture of the Feasibility Batch.

4.4	PII will use the following equipment train as needed:
4.4.1	V-Blender

4.4.2	Comil

4.4.3	Roll Compactor / Mill (if required)

4.4.4	Tablet Press

12CAT01.04	May 10,2006	Page 5 of 22

4.4.5	Coating Pan
4.5	PII will manufacture (1) Feasibility Batch of Vigabatrin 500 mg tablets and one (1) Matching Placebo.

4.6	Operators will use appropriate personal protective equipment.

4.7	A portion of the Feasibility Batch will be packaged in HDPE bottles of 100 count to satisfy stability requirements and placed on accelerated stability at 40°C/75% RH and tested at 1, 2, and 3 and at 25°C/60% at 6 months. PII will comply with good documentation practices and that all underlying data will be accurate, complete and suitable for submission to or review by regulatory authorities.
4.8	PII will perform the following in process testing for the blend and tablets:
4.8.1	Tablet properties (weight, thickness, hardness and friability)

4.8.2	Bulk and Tap Density / Flow

4.8.3	Sieve Analysis
4.9	PII will perform the following tests on the packaged Feasibility Batches:
4.9.1	Physical Appearance

4.9.2	Dissolution Profile (media and time points to be provided by CPP)

4.9.3	Assay and Related Substances

4.9.4	Content Uniformity (calculated based on average tablet weight)

4.9.5	Moisture (USP<921>)

Condition	Initial*	1 Month	2 Months	3 Months	6 Months
40°C/75%RH	X	X	X	X	0
25°C/60%RH		0	0	0	X

* Release data will be used if initiated within one (1) month from manufacture
0-Optional
4.10	After completion of one (1) month accelerated stability, PII will prepare a formulation development report.
5	Manufacture of Clinical Trial Materials (CTM) Batch — One (1) active batch and one (1) placebo batch of Vigabatrin 500 mg film-coated tablets — batch sizes up to 100,000 tablets each
5.1	All materials used for the manufacture of the CTM Batches will be fully released by PII unless otherwise specified by CPP. See Materials: Sections 1.1 & 1.2

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5.2	PII will prepare Master Batch Records that will be approved by CPP at least one (1) week prior to manufacture of the CTM Batches.

5.3	The CTM batches will be manufactured under cGMP conditions as directed in the Master Batch Records.

5.4	PII will remove periodic samples per the agreed sampling protocols.

5.5	PII will employ the following equipment train as needed:
5.5.1	V-Blender

5.5.2	Roll Compactor / Mill — (if required)

5.5.3	Tablet Press

5.5.4	Coating Pan (2 pan loads may be required dependent on final tablet weight)
5.6	Operators will wear respirators and Tyvex suits if necessary.

5.7	Based on the experience gained from manufacture of the Feasibility Batches (See Section 4), PII will manufacture (1) Active CTM Batch (500 mg strength of Vigabatrin film-coated tablets, batch size up to 100,000 tablets).

5.8	PII will manufacture (1) matching Placebo Batch (batch size of 100,000 tablets).

5.9	PII will perform the following in-process testing on the Active Batch (to be confirmed by CPP):
5.9.1	Weight variation, Hardness, Thickness and Friability

5.9.2	Bulk and Tap Density

5.9.3	Sieve Analysis
5.10	PII will perform the following finished product testing on the Active Batch or as per mutually agreed upon by CPP and PII (should meet MasterSpecifications):
5.10.1	Physical Appearance

5.10.2	Dissolution Profile (media and time points to be provided by CPP)

5.10.3	Assay and Related Substances

5.10.4	Content Uniformity (calculated based on assay and weight)

5.10.5	Moisture (USP<921>)
5.11	PII will perform the following finished product testing on the Placebo Batches or as per mutually agreed upon by CPP and PII (should meet Master Specifications):

12CAT01.04	May 10, 2006	Page 7 of 22

5.11.1	Physical Appearance

5.11.2	Absence of active

5.11.3	Disintegration
5.12	PII will store, monitor and test the stability of CTM Batches per the CPP approved protocols. See Section (7).

5.13	Once the Batches are released, PII will ship to CPP or CPP designated facility (address to be provided by CPP).
6.	Packaging and Labeling of CTM Batches — to be confirmed with CPP
6.1	Materials: See Section 1.3.

6.2	Packaging and labeling protocols will be prepared by PII and approved by CPP one (1) week prior to the manufacture of the batches.

6.3	One (1) active batch and one (1) placebo batch will be packaged in HPDE bottles of 100 count per CPP approved packaging protocols.

6.4	If PII is not labeling, the packaged bottles will have the PII lot number ink jetted on them and shipped to the contract packager for clinical labeling and packaging.

6.5	Any remaining tablets will be stored in bulk.

6.6	PII will perform 200% count check on materials going into clinical trials.
7.	Stability of Clinical Trial Material (CTM) Batches
7.1	PII will monitor and test, using CPP approved stability protocol, the stability of the Active and Placebo Batches of Vigabatrin tablets manufactured by PII; the stability program is to be initiated as soon as the Vigabatrin tablets are manufactured and packaged.

7.2	Stability of the Packaged Product
7.2.1	Two (2) batches (1 active and 1 placebo) of 500 mg Vigabatrin tablets packaged in (configuration — bottles of 100 count) will be set down on stability.

7.2.2	Stability protocols will be developed per ICH guidelines. The stability protocols will include a 24 month long term stability at 25°C ±2°C /60% RH ±5% RH (25°C/60% RH) and a 6 month accelerated stability at 40°C ±2°C /75% RH ±5% RH (40°C/75% RH). CPP may elect to include a 12 month intermediate stability

12CAT01.04	May 10, 2006	Page 8 of 22

at 30°C ±2°C /65% RH ±5% RH (30°C/65% RH) in the protocol. Sufficient samples will be placed on stability to meet the stability protocol requirements.

7.2.3	The packaged product on stability will be tested at Initial, 3 and 6 months at 40°C/75% RH and 3, 6, 9, 12, 18, and 24 months at 25°C/60% RH. Samples stored at 30°C/65% RH will be tested if significant change occurs at the accelerated conditions or by CPP’s request.
Active Batch:

	Initial	1	2	3	6	9	12	18	24
Condition	*	Month	Months	Months	Months	Months	Months	Months	Months
25°C/60%RH				X	X	X	X	X	X
40°C/75%RH	X	0	0	X	X
30°C/65%RH*				0	0	0	0
Placebo Batch:

	Initial	1	2	3	6	9	12	18	24
Condition	*	Month	Months	Months	Months	Months	Months	Months	Months
25°C/60%RH				X	X	X	X	X	X
40°C/75%RH	X	0	0	X	X

0 = Optional, will be initiated subsequent to failure at 40°C/75% RH or at CPP’s request
*Release data will be used at Time 0 (initial) if stability is initiated within one (1) month from manufacture
7.4	Stability Tests:
7.4.1	The following tests will be performed on the Active Batches if not specified in the approved protocol otherwise:

7.4.1.1	Physical Appearance

7.4.1.2	Assay and Related Substances

7.4.1.3	Dissolution Single Time Point (to be determined by CPP)

7.4.1.4	Moisture (USP<921>)

7.4.2	The following tests will be performed on the Placebo Batches if not specified in the approved protocol otherwise:
7.4.2.1	Physical Appearance
7.5	General Stability Support:

12CAT01.04	May 10, 2006	Page 9 of 22

7.5.1	PII will prepare stability protocols and CPP will review and approve the stability protocols one (1) week prior to initiation of stability study.

7.5.2	PII will complete stability testing within thirty (30) calendar days from the scheduled pull date. CPP will be notified in writing of any testing that will not be completed in this time frame.

7.5.3	PII will provide to CPP test results upon completion at each stability time point and not later than forty-five (45) calendar days from the scheduled pull date.

7.5.4	CPP will be notified of any Out-of-Specification (OOS) Result within three (3) days of completion of Phase I Investigation when the OOS Result was confirmed.

7.5.5	PII will provide to CPP an updated stability summary table after each stability time point.
8.	Analytical Support
8.1	PII will develop and validate the following drug product methods:
•	Cleaning

•	Dissolution

•	HPLC assay and related substances
NOTE: Method Validation will include the following activities:
•	System Precision

•	Accuracy/Recovery

•	Method Precision (Repeatability/Intermediate)

•	Linearity

•	Limit of Quantitation (LOQ) — impurities only

•	Limit of Detection (LOD) — impurities only

•	Range

•	Specificity (including degradation studies)

•	Robustness

•	Relative Response Factors (RRF) (impurities only)

•	Relative Retention Time (RRT) (impurities only)

•	Filter Interference

•	Solution Stability
8.2	PII will develop and validate the following drug substance methods:

12CAT01.04	May 10,2006	Page l0 of 22

•	Particle Size — PII will subcontract
8.3	PII will transfer the following drug substance methods
•	Moisture

•	HPLC assay and related substances

•	Residual Solvents

•	IR Identification
NOTE: Method Transfer includes the following activities:
•	Validation report/package from API supplier

•	Support from the API supplier that validated these methods

•	System Precision

•	Method Precision (reproducibility)

•	Linearity

•	Limit of Quantitation (LOQ) — impurities only

•	Limit of Detection (LOD) — impurities only
9.	Project Management
9.1	PII will provide project management including project team meetings, summary status reports, conference calls, project coordination and on site visits.
10.	General Support
10.1	PII will be responsible for report writing and issuance of the final report, as well as approval of the final report. CPP will have the right to review draft reports and all underlying data.

10.2	Method Validation or Transfer Protocols for the drug product will be prepared by PII and approved by CPP, if required.

10.3	Waste from the manufacturing process will be incinerated. Any unused excipients will be destroyed after expiry date, as it arises.

10.4	Dedicated excipients and packaging components will be destroyed six (6) months after completion of the manufacturing campaign. If CPP elects for PII to store the materials longer than six (6) months then there will be a storage charge of $200 per month per pallet.

10.5	PII will prepare necessary documentation for NDA submission. However, the NDA submission will be the responsibility of CPP.

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11	NDA Documentation
11.1	Master Specifications

11.2	Master and Executed Batch Records

11.3	Packaging and Labeling Protocols

11.4	Invalidation Reports for Analytical Methods

11.5	Master Labels

11.6	Stability Test Reports
Timing and Project Initiation:
The project will commence upon receipt of the signed contract, the drug substance, and the initiation payment, thereafter payments are due thirty (30) days from the date of invoice. Unpaid balances shall bear interest at a rate of 18% per annum unless determined not to be properly payable.
Timing — Timing will be finalized once the contract is signed but will be in line with CPP needs.
Microsoft Project timeline will be provided once contract is signed.
Month 1: Cleaning method will be completed four (4) to six (6) weeks from receipt of API

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(B)	Cost:
The Cost Table below lists the cost of each step of the program. If PII and CPP mutually agree in writing that additional man-hours are required for completion of a step, PII shall invoice such additional man-hours to CPP, provided however, such invoice describes in detail the additional work conducted by PII.

Activity		Cost

Section 1: Materials
1.1	API- ID release at $1,500/lot.	$TBC
1.2	Excipients — full release testing will be charged up to $3,000 / lot; PII will use stock excipients where applicable and may opt to charge on a per Kg basis.	$TBC
1.3	Packaging Components — release testing will be charged up to $2,500 /lot; PII will use stock components where applicable and may opt to charge on a per bottle basis.	$TBC

Section 2: Pre-formulation
2.2	API testing	$13,000

Section 3: Formulation Development
3.2	Prototype Development — $20,000 per prototype	$40,000
3.3	Accelerated stability testing: (3 pull points x two (2) batches x $2,500)	$15,000

Section 4: Manufacture of Feasibility Batches
4.4	Development of Matching Placebo	$15,000
4.5	Manufacture of two (2) Feasibility Batches — one of Vigabatrin Tablets and one of Matching Placebo ($50,000 for active and $25,000 for placebo)	$75,000
4.6	Packaging in bottles of 100 to satisfy stability requirements	$10,000
4.7	Accelerated stability testing of (1) batch: (4 pull points x 1 batch x 1 packaging configuration x $3,500)	$14,000

Section 5: Manufacture of CTM Batches / Placebo Batch
Manufacture of (1) Active CTM Batch of Vigabatrin tablets (batch size of 100,000 tablets — $50,000 per batch).		$50,000
Manufacture of (1) Placebo CTM Batch of tablets (batch size of 100,000 tablets — $25,000 per batch).		$25,000

Section 6: Packaging and Labeling of CTM Batches
Two (2) CTM Batches packaged in bottles of 100 count — $15,000 per batch		$30,000

Section 7: Stability of CTM Batches
Stability of Packaged Product		$29,600
8 time points x 1 active batch x $3,500
8 time points x 1 placebo batch x $200

Section 8: Analytical Support
•	Cleaning	$20,000
•	Dissolution for drug product	$27,200
•	HPLC assay and related substances for drug product	$47,600
•	HPLC assay and related substances for drug substance	$10,200
•	IR Identification	$6,400

12CAT01.04	May 10, 2006	Page 13 of 22

• Residual solvents for drug substance	$10,200
• Particle size for drug substance — PII to subcontract	$TBC

Section 9: Project Management	$40,000

Section 10: General Support	$15,000

Section 11: NDA Documentation	$20,000

Total	$513,200

Non-Stability Payment Schedule

Invoice Issue	Section	Activity	Amount Due	Invoice Date and #
Date	Reference

Mar/April 2006	8-10	Initiation Payment — Cleaning, Project Management & General Support	$75,000

April/May 2006	2	Completion of preformulation activities	$13,000

May 2006	3	Completion of first prototype	$20,000

May/June 2006	3	Completion of second prototype	$20,000

June 2006	3	Initiation of prototype stability (non refundable up to 3 months)	$15000

TBC	4	Completion of matching placebo	$15,000

TBC	4	Initiation of Feasibility Batches (1 active and 1 placebo)	$45,000

TBC	4	Completion of Feasibility Batches Including Packaging (1 active and 1 placebo)	$40,000

TBC	4	Stability initiation of feasibility batches	$14,000

TBC	5	Master Batch Records for Active and Placebo Batches	$40,000

TBC	5	Executed Batch Records for Active and Placebo Batches	$35,000

12CAT01.04	May 10, 2006	Page 14 of22

TBC	6	Executed Packaging and Labeling Protocals	$30,000

TBC	8	API reports for IR Identification, Assay and Resdidual Solvents	$26,800

TBC	8	Dissolution Method for the drug product	$17,200

TBC	8	Validation Report for dissolution method for the drug product	$10,000

TBC	8	Validation protocal for assay method for the drug product	$27,600

TBC	8	Validation report for dissolution method for the drug product	$20,000

TBC	11	NDA documentation	$20,000

TBC	1	Materials & Testing	$TBC

Total			$483,600

Stability Study Payment Schedule

Invoice Issue		Amount Due	Invoice Date
Date			and #

TBC	Initiation Fee (non-refundable up to three (3) months)	$7,400

TBC	6th month pull points	$7,400

TBC	9th month pull point	$3,700

TBC	12th month pull point	$3,700

TBC	18th month pull point	$3,700

TBC	24th month pull point	$3,700

Total		$29,600

In addition to the above costs, CPP shall pay to PII upon receipt of PII’s invoice by CPP for all non-capital materials (excipients, packaging components, HPLC columns, analytical standards, microbial testing and tooling) used in the study at cost plus 10%. PII shall obtain CPP’s prior written approval for any expenditure greater than $5,000. For high priced items more than $5,000, PII will charge cost plus 5% to CPP. PII shall

12CAT01.04	May 10, 2006	Page l5 of 22

invoice CPP for all reasonable and normal out-of pocket travel related expenses, including airfare, room & board, car rental and the like, of PII during any technology transfer phase or project update meetings requested in advance by CPP. Shipments outside of Service Contract work scope will be invoiced as per the following:
a)	Shipment requests with three (3) days notice will be charged at $500 plus shipping costs and a 10% service charge on shipping.

b)	Shipment requests with two (2) days notice will be charged at $1,000 plus shipping costs and a 10% service charge on shipping.

c)	Shipment requests with twenty-four (24) hours notice will be charged at $1,500 plus shipping costs and a 10% service charge on shipping.

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(C)	Legal and Signatures
1. CONFIDENTIALITY
The parties acknowledge that the Confidentiality Agreement between the parties dated March 25, 2005 (the “Confidentiality Agreement”) shall continue to govern the parties’ respective obligations to one another with regard to the confidential information each has disclosed to the other and shall continue to disclose to the other in connection with this Agreement. The parties’ respective obligations with regard to any such confidential information shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.
2. OWNERSHIP OF MATERIALS AND INFORMATION
All data, information, reports and any and all related documentation, which are developed, generated or derived, directly or indirectly, by PII (or by any subcontractor or agent of PII) for Catalyst Pharmaceutical Partners during the course of this Agreement (the “Data”), and all inventions, discoveries, formulae, procedures, any other intellectual property, and any improvements thereto, whether patentable or not, which result or evolve directly, during the course of this Agreement or as a result of the services performed hereunder by PII (or by any subcontractor or agent or PII) (together with any Data relating thereto, the “Inventions”), shall be and remain the sole and exclusive property of Catalyst Pharmaceutical Partners if related to the Product; provided, however, any Inventions made, developed or discovered solely by PII (or by any subcontractor or agent of PII) that constitute an invention, improvement or other intellectual property relating to drug delivery technology, formulation, analysis or manufacturing process of pharmaceutical products (together with any Data relating thereto, “PII Inventions”), shall be and remain the property of PII, and PII hereby grants to Catalyst Pharmaceutical Partners a royalty-free, exclusive license to develop, use, manufacture and sell such PII Inventions in connection with the development, use, manufacture and sale of the Product. Except as specifically set forth herein, neither PII nor its employees or agents shall have or acquire any right, title or interest in Inventions. If related to the Product, PII shall promptly disclose in writing to Catalyst Pharmaceutical Partners any Inventions. If related to the Product and to the extent not PII Inventions, PII shall assign any and all rights in any Inventions to Catalyst Pharmaceutical Partners and shall assist Catalyst Pharmaceutical Partners, at no cost to PII, in perfecting its rights in such Inventions.
3. TERMINATION
Catalyst Pharmaceutical Partners, but not PII, may terminate this Agreement at any time and for any reason at the sole discretion of Catalyst Pharmaceutical Partners upon thirty (30) days advance written notice to PII. Upon such termination, Catalyst Pharmaceutical Partners shall pay all costs incurred by PII for work performed prior to the effective date of termination, provided PII provides written evidence that such costs have been incurred and such work performed. PII may terminate this Agreement if Catalyst Pharmaceutical Partners is in default of any of its material obligations set forth herein, and such alleged breach is not cured

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within thirty (30) days after written notice of such alleged breach is provided to Catalyst Pharmaceutical Partners with reasonable detail of the alleged breach, which time period shall be reduced to ten (10) days for any default of any monetary obligation.
4. NOTIFICATION OF SUB-CONTRACT LABS
Insofar as PII anticipates using contract laboratories for some of the activities described in this Agreement, PII shall notify Catalyst Pharmaceutical Partners when use of such contract laboratories becomes necessary. PII shall be responsible for assuring that any contract lab used complies with Good Laboratory Practices. PII will be responsible for all laboratory work provided by contract labs
5. WARRANTIES
PII warrants and covenants that it will perform all of its obligations under this Agreement in accordance with all applicable laws and regulations. Without limiting the generality of the foregoing, PII warrants and covenants that all CTM will meet the Specifications and will have been produced in compliance with cGMPs. Except as specifically set forth in this Agreement, PII DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES AND COVENANTS, STATUTORY OR OTHERWISE, CONCERNING THE DELIVERABLES. WITHOUT LIMITING THE FOREGOING, PII MAKES NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE DELIVERABLES.
6. ACCEPTANCES OF SHIPMENTS; NON-CONFORMANCE
For each shipment hereunder, PII shall provide a Certificate of Analysis and within thirty (30) days following delivery to Catalyst Pharmaceutical Partners, Catalyst Pharmaceutical Partners shall have the right to give PII notice of rejection of any shipment that, in whole or part, fails to meet Specifications or which otherwise breaches PII’s warranties set forth herein. Catalyst Pharmaceutical Partners shall at all times supply PII with any evidence it has that relates to whether any Product delivered to Catalyst Pharmaceutical Partners by PII is non-conforming as contemplated hereunder. Failure by Catalyst Pharmaceutical Partners to give timely notice of rejection shall constitute acceptance by it of the shipment to which the notice of rejection would have otherwise applied. In the event of any disagreement between PII and Catalyst Pharmaceutical Partners relating to Product conformance with Specifications or PII’s warranties set forth herein, the parties will use best good faith efforts to reach an amicable resolution of such disagreement. In the event that resolution cannot be reached, a mutually agreed upon, neutral, independent third party laboratory shall be brought in to resolve the disagreement upon the request of either party. The results of the independent laboratory shall be binding on the parties and non-appealable, and the cost of such independent laboratory shall be borne by the party hereunder determined by the independent laboratory to be the non-prevailing party in such disagreement. For any Product properly rejected pursuant to this Section, such Product shall be returned by Catalyst Pharmaceutical Partners to PII at PII’s expense and shall be replaced by PII at no extra charge to Catalyst Pharmaceutical Partners. In the event PII cannot replace such defective Product, it shall

12CATO1.04	May 10, 2006	Page 18 of 22

refund to Catalyst Pharmaceutical Partners the amount paid therefore.
7. INDEMNIFICATION
     (a) Catalyst Pharmaceutical Partners agrees to indemnify, defend and hold harmless PII, its stockholders, directors, officers, employees and agents from and against any and all claims, losses, liabilities, lawsuits, proceedings, costs and expenses, including without limitation, reasonable attorney’s fees and the cost of recalls arising out of or in connection with: (i) injuries and/or death to humans resulting from the use of any materials provided to PII by Catalyst Pharmaceutical Partners (including all manufactured products or materials resulting from the provision of PII’s services hereunder), including, without limitation, claims based on negligence, warranty, strict liability or any other theory of product liability or a violation of applicable laws or regulations, except to the extent that such injuries or violations are the result of PII’s negligence or willful misconduct in performing the services hereunder or breach of any covenant or agreement hereunder, (ii) negligence or willful misconduct in advertising, labeling, or improper handling and storage by any person other than PII, (iii) any specifications provided by Catalyst Pharmaceutical Partners that are incorrect or do not meet FDA approved specifications, or other instructions given by Catalyst Pharmaceutical Partners in connection with any materials provided to PII by Catalyst Pharmaceutical Partners or PII’s services provided hereunder, (iv) any misrepresentation by Catalyst Pharmaceutical Partners or breach by Catalyst Pharmaceutical Partners of any covenant or agreement hereunder or (v) patent infringement relating to any materials provided to PII by Catalyst Pharmaceutical Partners or PII’s services provided hereunder to the extent that such infringement does not arise as a result of a breach of any representation or warranty of PII hereunder.
     (b) PII shall indemnify and hold harmless Catalyst Pharmaceutical Partners and Catalyst Pharmaceutical Partners’ affiliates, and its and their stockholders, directors, officers, employees and agents from and against any and all claims, losses, liabilities, lawsuits, proceedings, costs and expenses, including without limitation, reasonable attorney’s fees and the cost of recalls arising out of or in connection with: (i) any negligence or willful misconduct of PII in performing the services hereunder, (ii) any misrepresentation by PII or breach by PII of any covenant or agreement hereunder, or (iii) any claim asserted by a third party that PII in performing the services hereunder has infringed or misappropriated any proprietary or confidential information or intellectual property rights of such third party, except as relate to any materials, specifications or instructions provided to PII by Catalyst Pharmaceutical Partners.
     (c) In no event shall either party be liable to the other for indirect damages or consequential damages, including without limitation, lost profits or revenues.

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8.	FORCE MAJEURE
Failure of any party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or place it in breach of any term or condition of this Agreement to the other party if such failure is caused by any cause beyond the reasonable control of such non-performing party, including, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right.
9.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (exclusive of its conflicts of laws provisions).
10. DISPUTES; ARBITRATION
   (a) Except as provided in clause (c) below or in Section 6 with respect to disputes regarding non-conforming shipments, all disputes, controversies or claims arising out of or relating to the operation or interpretation of this Agreement shall be resolved by arbitration before one arbitrator in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall be jointly selected by the parties. Any award rendered by the arbitrator shall be final and binding upon the parties and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted in Baltimore, Maryland.
   (b) The arbitrator shall award attorneys’ fees and other costs of the arbitration, including the fees and expenses of the arbitrator, to the prevailing party, as determined by the arbitrator.
   (c) Notwithstanding anything to the contrary contained in this Section, in the event of any breach or threatened breach of this Agreement by either party that the other party believes will cause irreparable harm and damage to it, such party shall be entitled to an injunction, restraining order restraining such breach or threatened breach by the other party and all other remedies which shall be available to it at law or in equity and the parties irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Maryland over any such suit, action or proceeding. Catalyst Pharmaceutical Partners irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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11. NON-SOLICITATION AND HIRING
During the term of this Agreement and for a period of two (2) years thereafter, regardless of the reason for such termination, neither party will, directly or indirectly, without the prior written consent of the other party, solicit or hire, as an employee or independent contractor, any person who is, or was at any time, employed by or under contract with the other party, unless at the time of the solicitation or hiring, at least one (1) year shall have elapsed since the person was last employed by or under contract with the other party.
12. MISCELLANEOUS
     (a) Waiver; Integration; Modification. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter of this Agreement and merges and supersedes all prior discussions, agreements and understandings of every nature between them. No modification or amendment to this Agreement or any other agreement with respect to the subject matter of this Agreement shall be effective unless stated in writing and signed by the parties.
     (b) Construction. Whenever the context may require, the singular form of names and pronouns shall include the plural and vice-versa. The section and subsection headings are included solely for the convenience of the parties and shall not be used in the interpretation of this Agreement. No rule of construction shall apply to this Agreement that construes any language, whether ambiguous, unclear or otherwise, in favor of or against any party based on the party that drafted such language.
     (c) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
     (d) Survival. No termination or expiration of this Agreement shall relieve the parties hereto of any obligation hereunder which by their terms are intended to or may survive the termination or expiration of this Agreement.
     (e) Relationship Between Parties. PII’s relationship to Catalyst Pharmaceutical Partners shall be that of an independent contractor. No persons engaged by PII shall be considered under the provisions of this Agreement or otherwise as an employee of Catalyst Pharmaceutical Partners. Nothing contained in this Agreement shall create or imply the creation of a partnership between Catalyst Pharmaceutical Partners and PII and neither party shall have any authority (actual or apparent) to bind the other.

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AGREED AND ACCEPTED

Pharmaceutics International, Inc.
/s/ Syed E. Abidi, Ph.D.

Syed E. Abidi, Ph.D.
President and CEO
5/18/06

Date
Catalyst Pharmaceutical Partners
/s/ Patric J. McEnany

Authorized Agent or Representative
Title CEO
5/17/16

Date

Billing Contact:	E. DIAZ

Address:	220 MIRACLE MILE #234

City, State, Zip:	CORAL GABLES, FL 33134

Phone:	305.529.2522

Fax:	305.529.0933

Email Address:	mcenany@bellsouth.net

PO Number:	109

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